UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	September 10, 2013 (September 4, 2013)

1st Franklin Financial Corporation
(Exact name of registrant as specified in its charter)

Georgia	2-27985	58-0521233
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

135 East Tugalo Street, P.O. Box 880, Toccoa, Georgia		30577
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code		(706) 886-7571

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant's Business and Operations

Item 1.01 – Entry into a Material Definitive Agreement.

On September 4, 2013, 1st Franklin Financial Corporation (the "Company") and the other parties thereto entered into a Fourth Amendment (the "Fourth Amendment") to the Loan and Security Agreement, dated as of September 9, 2009, by and among the company, Wells Fargo Preferred Capital Inc., as agent for lenders, and the other financial institutions from time to time party thereto (as previously amended, the "Credit Agreement").  Pursuant to the Fourth Amendment, the terms and conditions of the Credit Agreement remain substantially unchanged, except that: (i) the Credit Agreement now provides for borrowings of up to $100.0 million or 70% of the Company's net finance receivables (as defined in the Credit Agreement), whichever is less; and (ii) the maturity date of the Credit Agreement has been extended from September 11, 2014 to September 11, 2016.

The foregoing description of the Fourth Amendment is qualified in its entirety by reference to the full text thereof, which is being filed as Exhibit 10.1 hereto and is incorporated herein by this reference.

Section 9 - Financial Statemens and Exhibits

Item 9.01 - Financial Statements and Exhibits.

10.1

Fourth Amendment to Loan and Security Agreement, dated as of September 4, 2013, byu   and amount the Company, Wells Fargo Preferred Capital, Inc., as agent for Lenders, and   the financial institutions from time to time party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1ST FRANKLIN FINANCIAL CORPORATION

By:  /s/ A. Roger Guimond

 Name:  A. Roger Guimond

 Title:    Executive Vice President and

  Chief Financial Officer

Date:  September 10, 2013